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For immediate release


  HAROLD'S STORES, INC. TO WITHDRAW FROM AMERICAN STOCK EXCHANGE


Dallas,  TX  - June 27, 2006 - Harold's Stores, Inc. (AMEX  symbol:
HLD) (the "Company"), a chain of upscale ladies' and men's specialty stores, announced today that its Board of Directors has determined to voluntarily deregister its common stock from the American Stock Exchange in light of the recent notification from the American Stock Exchange that as of the end of its last fiscal year, January 28, 2006, it failed to comply with Section 1003(a)(i) of the AMEX Company Guide specifying required minimum shareholder's equity. The Company expects that its shares will be eligible for trading on the Over the Counter Bulletin Board System. The Board determined that the Bulletin Board would provide sufficient liquidity to shareholders, given the limited trading activity in its stock, and that the Company would obtain savings from not having to pay AMEX listing fees. The Company will continue to file reports as required by the Securities Exchange Act of 1934 with the Securities and Exchange Commission. The Company's stock will cease trading on the AMEX within 21 days and the deregistration process will be effective within 90 days.

Founded in 1948 and headquartered in Dallas, Texas, Harold's Stores, Inc. currently operates 42 upscale ladies' and men's specialty stores in 19 states. The Company's Houston locations are known as "Harold Powell."

Harold's Stores, Inc. wishes to take advantage of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 with respect to statements that may be deemed to be forward-looking. This release contains forward-looking statements that are subject to risks and uncertainties, including, but not limited to the impact of competition, pricing pressure, product demand and market acceptance risks, mergers and acquisitions, reliance on key strategic alliances, the ability to attract and retain key employees, the availability of cash for growth, fluctuations in operating results, ability to continue funding operating losses and other risks detailed from time to time in Harold's filings with the Securities and Exchange Commission. These risks could cause the Company's actual results to differ materially from those expressed in any forward-looking statements made by, or on behalf of, Harold's Stores, Inc.


Financial Information Contact:
Jodi L. Taylor, Chief Financial Officer
Harold's Stores, Inc.
405-329-4045